AT THE COMPANY

Jack R. Maurer
Chief Executive Officer & President
877-888-7348 or 714-667-8252, extension 206

FOR IMMEDIATE RELEASE
February 4, 2005

T-REIT, INC.’S BOARD PREPARES PLAN OF LIQUIDATION

Santa Ana, CA, February 4, 2005 — T-REIT, Inc., a real estate investment trust, has formed a special committee comprised of its independent directors to evaluate the alternatives reasonably available to T-REIT to maximize shareholder value.

The special committee retained Robert A. Stanger & Co., Inc. as T-REIT’s financial advisor to the special committee and T-REIT’s Board of Directors to (i) assist in a review of the pros and cons of those alternatives, including a potential plan of liquidation, and (ii) render opinions as to the fairness of the consideration to be received in any potential transactions.

After consideration of the alternatives available to T-REIT, the special committee and T-REIT’s Board of Directors approved the preparation of a plan of liquidation and a proxy statement to be presented to the special committee and T-REIT’s Board of Directors for further approval. If approved by the special committee and T-REIT’s Board of Directors, a proxy statement seeking shareholder approval of a plan of liquidation will be filed with the Securities and Exchange Commission and, thereafter, submitted to the shareholders of T-REIT for their consideration.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors including general economic conditions, the timing and competition for real property acquisitions and dispositions, the availability of equity and debt financing, interest rates and other risk factors as outlined in T-REIT’s SEC reports.